Part II
Item 6. (continued)


                                   EXHIBIT 11
                       CHASE PREFERRED CAPITAL CORPORATION
                   Computation of net income per common share
                   ------------------------------------------
               (in thousands, except share and per share amounts)
                                   (Unaudited)

Net income for basic earnings per share are computed by subtracting from the applicable earnings the dividend requirements on preferred stock to arrive at earnings applicable to common stock and dividing this amount by the weighted average number of shares of common stock outstanding during the period.


                                                         Three Months Ended                 Six Months Ended
                                                               June 30,                          June 30,
                                                    ------------------------------     ----------------------------
                                                           1999           1998              1999          1998

===================================================================================================================
Earnings:

Net Income                                            $    18,048    $    18,542       $    35,195         37,558
Less:  Preferred Stock Dividend Requirements               11,138         11,138            22,275         22,275
                                                      -----------    -----------       -----------    -----------

Net Income Applicable to Common Stock                 $     6,910    $     7,404       $    12,920    $    15,283
                                                      -----------    -----------       -----------    -----------

Shares:

Weighted Average Number of Common Shares
     Outstanding (a)                                            1              1                 1              1

Net Income Per Share: (a)                             $     6,910    $     7,404       $    12,920    $    15,283
                                                      ===========    ===========       ===========    ===========

===================================================================================================================


(a) All common and per share amounts have been restated to reflect the change, effected on December 29, 1998, of the Company's outstanding Common Stock from 572,500 shares, par value $300 per share, to one share, par value $171,750,000 per share.


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